UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 20, 2009

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Recently, the Compensation Committee of our Board of Directors reviewed the compensation of our chief financial officer, Mr. Bryon Look and the head of our semiconductor business, Mr. Jeffrey Richardson, each of whom assumed additional responsibilities in connection with a reorganization of our business early this year.  In addition to his role as the head of our finance organization, Mr. Look assumed responsibility for our public relations, marketing and investor relations organizations.  In addition to his role as the head of our networking, storage controller and custom silicon businesses, Mr. Richardson assumed responsibility for our business that makes integrated circuits for use in hard disk drives and tape drives.

Noting these changes, as well as a comparison of their existing compensation to market data, the committee, on August 20, 2009, increased Mr. Look's base salary from $400,000 to $440,000 per year and increased Mr. Richardson's base salary from $400,000 to $475,000 per year, in each case effective August 24, 2009.  The Committee also increased the target bonus of Mr. Richardson to 100% of his base salary and the target bonus of Mr. Look to 75% of his base salary.  The company currently does not expect to pay bonuses for 2009.

Item 7.01	Regulation FD Disclosure.

On August 20, 2009, our Board of Directors considered the compensation of the outside directors and, noting that their total compensation, and particularly their equity compensation, appeared to be lower than the compensation paid by our peer group companies, the Board awarded each outside director an option to purchase 50,000 shares, effective August 20, 2009, with an exercise price per share equal to the fair market value of a share of the company's stock on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Bryon Look
Bryon Look Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: August 24, 2009